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Investor Contact:	Press Contacts:
Nate Wallace	Sheila Blackwell	Kristine Gager
Manugistics Group, Inc.	Manugistics Group, Inc.	Edelman
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301-255-5059	301-255-5486	202-326-1747

Manugistics Names Joe Cowan CEO; Gregory Owens to Continue as Chairman

Global Technology Executive Strengthens Manugistics Executive Team

ROCKVILLE, Md. — July 21, 2004 — Manugistics Group (NASDAQ: MANU), a leading global provider of demand and supply chain management solutions, today announced that its Board of Directors has named Joe Cowan as its Chief Executive Officer. Cowan will assume his CEO responsibilities effective Thursday, July 22. Gregory J. Owens will continue as Chairman of the Board.

Joe Cowan is an accomplished business executive with significant experience in supply chain management. For the past eleven years, Cowan has been building and running global multi-national companies. Cowan was most recently President and Chief Executive Officer at EXE Technologies where he led the company’s global operations.

In addition to serving as Chairman, Owens will continue to assist the company in developing business strategies and leading major market-facing opportunities.

“Joe is an excellent choice to lead Manugistics through challenging market conditions and guide the company through this period,” said Owens. “He has a proven track record in managing multi-million dollar global operations. Our company and our customers will be well served by Joe’s in-depth experience in leading and motivating worldwide teams, as well as, delivering the highest levels of customer satisfaction.”

“Manugistics is a strong and undisputed leader in the Demand and Supply Chain Management market,” said Cowan. “Over the past five years, Greg has clearly built a solid industry-leading company. I am excited to work closely with Greg, the Board, and the Manugistics team to solidify the company’s leadership position in the Demand and Supply Chain market.”

Prior to EXE Technologies, Cowan served as the President and Chief Executive Officer at Invensys Automation & Information Systems / Wonderware where he held increasing levels of responsibility since joining the company in 1993. Before joining Wonderware, Cowan served in a variety of sales, marketing, and management positions with companies such as Texas Instruments, Eurotherm Corp., and Monsanto.

Cowan received a Master of Science degree in electrical engineering from Arizona State University and holds a Bachelor of Science degree in electrical engineering from Auburn University.

To allow shareholders the opportunity to consider this management change, the Board of Directors has determined to adjourn the Annual Meeting of Shareholders of the Company scheduled to be held on July 22, 2004. The meeting, as adjourned, will be held on Thursday, August 19, 2004 at 11:00 a.m. (EDT) at the Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland.

In addition, the Board expects to appoint Cowan to serve as a Class III Director on the Company’s Board of Directors immediately following the conclusion of the adjourned Annual Meeting on August 19, 2004.

Manugistics will conduct an audio-only web cast of the adjourned Annual Meeting on August 19, 2004 at 11:00 a.m. EDT. Interested parties may listen to the web cast by going to www.manugistics.com/ir/.

About Manugistics Group, Inc.
Manugistics is a leading global provider of demand and supply chain management solutions. Today, more than 1,200 clients trust Manugistics to help them drive profitable growth, unlock the value of their existing IT investments, and ensure the security and integrity of their global supply chains. Its clients include industry leaders such as AT&T, BMW, Boeing, Brown & Williamson, Cingular, Circuit City, Coca-Cola Bottling, Continental Airlines, Diageo, DuPont, Harley-Davidson, John Deere, McCormick, Nestle, Nissan, Radio Shack, Sanmina-SCI and Unilever. For more information, go to www.manugistics.com.

FORWARD LOOKING STATEMENT
This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, the ability of the Company to successfully implement the management changes discussed in this announcement. More information about factors that potentially could affect Manugistics’ financial results is included in Manugistics’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 29, 2004 and Quarterly Report on Form 10-Q for the period ended May 31, 2004. Manugistics assumes no obligation to update the forward-looking information contained in this announcement.